  Exhibit 99.1

Edesa Biotech Receives C$14 million for COVID-19 Study

TORONTO, ON / ACCESSWIRE / February 2, 2021 / Edesa Biotech, Inc. (NASDAQ:EDSA), a clinical-stage biopharmaceutical company, has secured a commitment of up to C$14 million (US$ 11 million) from the Government of Canada to complete the Phase 2 portion of a Phase 2/Phase 3 clinical study of its investigational drug, EB05, for the treatment of hospitalized COVID-19 patients. The funding will also help fund certain pre-clinical research intended to broaden the utility of the company's experimental therapy, including treatments for other respiratory pathogens. The funds were awarded under the federal government's Strategic Innovation Fund following a multi-disciplinary review of Edesa's drug technology and plans.

"The award of this competitive funding is an important validation of the therapeutic potential of EB05 and the scientific rationale behind our efforts. The funds will be targeted toward rapidly getting EB05 into the hands of physicians on the front line of this health crisis," said Dr. Par Nijhawan, Chief Executive Officer of Edesa. "By targeting the body's underlying response, our experimental drug offers a potential solution that could be effective despite variations in the virus."

The Honorable François-Philippe Champagne, Minister of Innovation, Science and Industry, said that Strategic Innovation Fund (SIF) funding announced today is part of the government's plan to support the development of novel medical countermeasures for COVID-19 patients. "As countries around the world begin to distribute and administer COVID-19 vaccines to their populations, we cannot lose sight of the importance of developing treatments to limit the long-term impacts of the virus on Canadians. Today's contribution will support Edesa as they take their promising treatment through clinical trials and subsequent approvals. Once approved, this therapy has the potential to be an important tool in treating and preventing lung injuries caused by COVID-19. As the government continues to protect and support Canadians through this pandemic, it must also lay the foundation for a better-prepared, healthier and more prosperous future," he said.

EB05 is an experimental monoclonal antibody that Edesa believes could regulate the overactive immune response associated with Acute Respiratory Distress Syndrome (ARDS) - the leading cause of death in COVID-19 patients. Specifically, the drug inhibits toll-like receptor 4 (TLR4) signaling - an important mediator of inflammation responsible for acute lung injury that has been shown to be activated by SARS-CoV2, SARS-CoV1 and Influenza viruses. The goal of the experimental treatment is to suppress inflammation, fluid accumulation and lung injury, thereby reducing the number of ICU patients and intubation/ventilation procedures, and ultimately saving lives.

The company intends to use the SIF funding for Phase 2 study expenses. Edesa's ongoing Phase 2/3 study is an adaptive, multicenter, randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of EB05 in adult hospitalized COVID-19 patients. Up to 316 patients will be enrolled in the first phase of the trial. Patients will be infused intravenously with a single dose of EB05 or placebo. Should the antibody treatment demonstrate promising results at the Phase 2 readout, the company plans to continue with a pivotal Phase 3 study.

"We greatly appreciate the support of the Government of Canada and the effort of the staff of the Innovation, Science and Economic Development (ISED) department in leading the technical review of our application," said Michael Brooks, PhD, President of Edesa Biotech. "We look forward to working with the government on the next steps in the program and continuing to build on Canada's emergency preparedness capabilities."

In addition to the ongoing clinical study, the SIF funding will also be used to support a research project at a Canadian university. Among other objectives, the in vitro pre-clinical study will examine the potential therapeutic utility of EB05 against a panel of pathogens, including coronavirus variants and influenza strains.

Hospitals and physicians interested in participating in the Phase 2/3 study of EB05 should contact info@edesabiotech.com or visit www.clinicaltrials.gov (Identifier: NCT04401475)

About ARDS

Acute Respiratory Distress Syndrome is the leading cause of death in COVID-19 patients. The U.S. Centers for Disease Control (CDC) reports that 20% to 42% of hospitalized COVID-19 patients develop ARDS, which increases to 67% to 85% for patients admitted to the ICU. Mortality among patients admitted to the ICU ranges from 39% to 72% depending on the study and characteristics of patient population, according to the CDC. ARDS involves an exaggerated immune response leading to inflammation and injury to the lungs that results in edema that deprives the body of oxygen. For moderate to severe cases, there are currently few meaningful treatments, other than supplemental oxygen and mechanical ventilation, and patients suffer high mortality rates. In addition to virus-induced pneumonia, ARDS can be caused by smoke/chemical inhalation, sepsis, chest injury and other causes. Prior to COVID-19, ARDS accounted for approximately 10% of intensive care unit admissions, representing more than 3 million patients globally each year.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company focused on developing innovative treatments for inflammatory and immune-related diseases with clear unmet medical needs. Edesa's lead product candidate, EB01, is a novel non-steroidal anti-inflammatory molecule (sPLA2 inhibitor) for the treatment of chronic allergic contact dermatitis which has demonstrated statistically significant improvements in multiple clinical studies. The company is developing late-stage monoclonal antibodies that block certain immune signaling proteins, known as TLR4 and CXCL10. These molecules are associated with a broad range of diseases, including the inflammation associated infectious diseases. Due to the global health emergency, Edesa has prioritized the development of EB05 as a potential treatment for hospitalized COVID-19 patients. The company is based in Markham, Ontario, Canada, with a U.S. subsidiary located in Southern California. Sign up for news alerts.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company's belief that EB05 could regulate the overactive immune response associated with ARDS, the company's belief that EB05 could modulate the TLR4 signaling pathway for the benefit of patients, the company's belief that EB05 could provide effective treatment for current and future variations of the SARS-CoV2 virus, and the company's plans regarding its Phase 2/3 study and the use of SIF funding. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises, such as COVID-19. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:

Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800 ext. 150
investors@edesabiotech.com

SOURCE: Edesa Biotech